July 12, 2022

Via Email (tschick@alum.mit.edu)
Tim Schick, CFA
1125 Emerald Dunes Drive
Sun City Center, FL 33573

Re: Offer of Employment with Laser Photonics Corporation ("Laser Photonics")

Dear Mr. Schick:

We are pleased that you are considering joining us to help build a world-class photonics-based industrial products and solutions company focusing primarily on disruptive laser cleaning technologies. This offer letter is intended to outline some key aspects of your employment with us and is based on a full-time commitment for employment with Laser Photonics. Please indicate your acceptance of this offer and confirm your start date, signing and returning this letter to me by July 21, 2022.

Start Date:	July 25, 2022
Position Title:	VP of Finance, reporting to the CEO
Job Duties:	In your capacity as VP of Finance, you will: serve as financial advisor to the CEO for strategic planning purposes; oversee all aspects of our accounting operations; track revenue and expenses; lead and manage the budgeting process; gather data for analysis and forecasting with respect to profits, trends, cost, and compliance; coordinate the preparation of annual, quarterly and monthly reports; manage our insurance coverage, including compliance; process our financial activities to maximize our profits and plan for our company's growth; and ensure our compliance with tax laws and regulations. Your job responsibilities as VP of Finance may change from time to time based on business requirements.
Time Commitment	You are expected to work a minimum of 40 hours a week. Our regular business hours are from 9:00 a.m. to 6:00 p.m. Monday through Friday, and you are expected to work onsite unless you are out of town on business for Laser Photonics.
Base Salary:	Initially, you will receive an annualized base salary of $80,000, paid bi-weekly. This is an exempt position, and your salary is subject to deductions for taxes and other required withholdings. Your base salary will be reevaluated after an initial transition period and thereafter on an annual basis and is subject to an increase

based on an evaluation of your performance and the financial condition of Laser Photonics.

Stock Options:	Initially, you will receive 25,000 ISOs under Laser Photonics' 2019 Stock Incentive Plan, with an exercise price equal to the current FMV of our stock as of your start date, vesting in equal amounts over a period of four (4) years and with accelerated vesting in the event of a change in control.
Bonus Potential:	You will be eligible for additional awards of cash and/or stock based on the factors determined by our Board of Directors for that year.
Paid Time Off:	You will be eligible for five (5) paid vacation days during your first year, 10 paid vacation days after your first full year of service, and 15 paid vacation days every year thereafter. Vacation time is payable as taken and does not accrue. You are also eligible for three (3) paid time off, sick, or personal ("PTO") days.
Relocation:	You will receive $20,000 on your date of hire to assist with your travel to/from Orlando and your establishment of residence there, including but not limited to; costs to move household goods and personal items, costs associated with selling your residence in Sun City Center, purchasing a new residence in the Orlando area, temporary living expenses in the Orlando area, and other costs directly or indirectly associated with relocation. All costs will require appropriate receipts.
Transition Period	It is the intention of Laser Photonics that you will promote to the position of CFO after a transition period. The role of CFO will necessitate substantial knowledge and understanding of the operations of Laser Photonics, which the company expects you will gain during the transition period. Given the company's impending IPO and the focus thereon, the transition period may be anywhere from three (3) to six (6) months. Subsequently, you and Laser Photonics will discuss a compensation package to include a higher base salary and additional stock-based compensation under Laser Photonics' 2019 Stock Incentive Plan.
Benefits:	You will be eligible for standard company benefits upon starting employment.
Performance Review:	Performance will be formally reviewed annually. Compensation and bonus structure will be re-evaluated at such time; however, there is no guarantee that compensation and/or bonus structure will change at any given time.
Confidentiality:	You acknowledge that in the course of your employment, you will have access to and be entrusted with confidential information. You agree that you shall not, either while employed by Laser Photonics or thereafter, use or disclose to any person any confidential information of the company.

Your employment with Laser Photonics is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. You will be bound by all Laser Photonics policies and procedures in effect during your employment.

This offer is contingent upon satisfactory assessment of pre-employment checks, including Form I-9 and reference and/or background checks. Further, this letter represents the entire agreement between you and Laser Photonics, and no verbal or written agreements, promises, or representations not specifically stated in this offer, are or will be binding upon Laser Photonics.

We are excited to have you join the Laser Photonics team.

Sincerely,

Wayne Tupuola
President

READ AND AGREED TO:

Tim Schick

7/21/22
Date

[*Laser Photonics' Offer Letter to Tim Schick*]